FINANCIAL SNAPSHOT

"Our strong third-quarter 2021 financial results included **record high quarterly net income**, **EBITDA**, and **EPS**. We finished the third quarter with **net income of $23.2 million**, a 34.0 percent increase over our third quarter 2020 net income, along with **increases in revenues**, **gross profit** and **EBITDA** as compared to the same period of 2020."

Rick Swartz
President and CEO

FINANCIAL OVERVIEW AS OF SEPTEMBER 30, 2021

LTM REVENUE	LTM NET INC.	LTM EPS	LTM EBITDA*
$2.46B	$82.5M	$4.83	$160.1M
↑ 11.3% LTM YoY	↑ 54.5% LTM YoY	per diluted share ↑ 52.4% LTM YoY	↑ 26.5% LTM YoY

*See reconciliation of non-GAAP measures in our recently filed press release and investor presentation.

Q3 HIGHLIGHTS

- Third quarter **revenues** of **$610.2 million** ↑ $2.3 (0.4%) Q3 YoY
- Third quarter **net income** of **$23.2 million**, or $1.35 per diluted share ↑ $0.33 (32%) Q3 YoY
- **Backlog** remains strong at **$1.63 billion** ↑ 4.3% QoQ

BUSINESS SEGMENTS

TRANSMISSION & DISTRIBUTION

$306.5M	$1.27B
Third Quarter 2021 Revenues	Q3 LTM 2021

COMMERCIAL & INDUSTRIAL

$303.6M	$1.19B
Third Quarter 2021 Revenues	Q3 LTM 2021

COMPANY PROFILE

MYR GROUP CONSISTS OF THE FOLLOWING SUBSIDIARIES:

- The L.E. Myers Co.
- Sturgeon Electric Company, Inc.
- Sturgeon Electric California, LLC
- Harlan Electric Company
- MYR Energy Services, Inc.
- Great Southwestern Construction, Inc.
- E.S. Boulos Company
- High Country Line Construction, Inc.
- Huen Electric, Inc.
- CSI Electrical Contractors, Inc.
- Western Pacific Enterprises Ltd.



LOCATIONS THROUGHOUT THE U.S. AND WESTERN CANADA

COMPANY DATA

- **$362.7M** CREDIT FACILITY (AVAILABILITY AT 9/30/2021 ON OUR $375M CREDIT FACILITY)
- **7,200+** TOTAL EMPLOYEES
- **130+** YEARS OF EXPERIENCE
- **3 OF 9 ARE DIVERSE** BOARD OF DIRECTORS (CHAIRMAN & CEO ARE SEPARATE POSITIONS)
- **TCIR 1.06 LTIR 0.11** EXCELLENT 2020 SAFETY STATS (TOTAL CASE INCIDENT RATE & LOST TIME INCIDENT RATE)

WWW.MYRGROUP.COM | 12150 E 112TH AVENUE, HENDERSON, CO 80640 | 303.286.8000 | NASDAQ: MYRG